Exhibit 3.6.2

OPERATING AGREEMENT

OF

VENTAS TRS, LLC

This Operating Agreement (the “Agreement”) of VENTAS TRS, LLC is entered into as of November 8, 2002, by Ventas Realty, Limited Partnership, a Delaware limited partnership, as the sole member (the “Member”).

The Member hereby forms a limited liability company pursuant to and in accordance with the Limited Liability Company Act of the State of Delaware, as amended from time to time (the “Act”), and hereby agrees as follows:

1. Name. The name of the limited liability company formed hereby is VENTAS TRS, LLC (the “Company”).

2. Purpose. The Company is formed for the object and purpose of conducting any or all lawful business for which limited liability companies may be organized under Delaware law.

3. Registered Office. The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, Wilmington, Delaware, New Castle County, 19801.

4. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware, New Castle County, 19801.

5. Member. The business address of the Member is 4360 Brownsboro Road, Suite 115, Louisville, KY 40207-1642.

6. Powers. The business and affairs of the Company shall be managed exclusively by the Member of the Company. The Member shall have the sole power to do any and all acts on behalf of the Company necessary or convenient to or for the furtherance of the purposes described herein, including, but not limited to, the power and authority to appoint and remove any and all officers of the Company, and to exercise all powers, statutory or otherwise, possessed by members of limited liability companies under the laws of the State of Delaware.

7. Officers and Agents. From time to time, the Member may elect or appoint a President, one or more Vice Presidents, a Secretary, a Treasurer and other officers and agents as the Member may deem necessary or advisable. Any two or more such offices may be held by the same person. The Company may indemnify or advance expenses to any officer or agent elected or appointed by the Member in accordance with, or pursuant to, any other law, provision of the Certificate of Formation of the Company, or other agreement. Any officer or agent elected or appointed by the Member may be removed by the Member whenever, in the judgment of the Member, the best interests of the Company would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. The Member may authorize any officer or agent to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Company, and such authority may be general or confined to specific instances.

8. Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the written election of Member, (b) the bankruptcy or dissolution of the Member or the occurrence of any other event that terminates the continued membership of the Member in the Company under the Act, or (c) the entry of a decree of judicial dissolution under the Act.

9. Capital Contribution. The Member has contributed $1,000.00 to the Company.

10. Additional Contributions. The Member is not required to make any additional capital contribution to the Company.

11. Membership Percentage. The Member owns all of the issued and outstanding membership interests in the Company.

12. Tax Status. The Company shall elect, in accordance with Treasury Regulations Section 301.7701-3, to be classified as an association taxable as a corporation.

13. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by Member. All such distributions shall be made in accordance with the membership interests issued and outstanding.

14. Assignments. The Member may assign in whole or in part its limited liability company interest in the Company.

15. Resignation. The Member may not resign from the Company.

16. Liability of Member, Officers and Agents. Except as otherwise provided under the Act, neither the Member nor any officer or agent of the Company shall be liable for the losses, debts or other obligations of the Company (except in the case of the Member, to the extent of its capital contributions).

17. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Operating Agreement as of the day and year above written.

COMPANY:

VENTAS TRS, LLC

By:	VENTAS REALTY, LIMITED PARTNERSHIP, a Delaware limited partnership, its sole member

	By:	VENTAS, INC., a Delaware corporation, its sole general partner

		By:	/s/ T. Richard Riney
Name:
Its:

MEMBER:

VENTAS REALTY, LIMITED PARTNERSHIP, a Delaware limited partnership

By:	VENTAS, INC., a Delaware corporation, its sole general partner

	By:	/s/ T. Richard Riney
Name:
Its: